UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Urstadt Biddle Properties Inc.

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URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 25, 2015

Notice is hereby given that the Annual Meeting of Stockholders of Urstadt Biddle Properties Inc. will be held at 2:00 p.m. on Wednesday, March 25, 2015 at Six Landmark Square, 9th Floor, Stamford, CT 06901 for the following purposes:

1.	To elect four directors to serve for three years;

2.	To ratify the appointment of PKF O’Connor Davies, as the independent registered public accounting firm of the Company for one year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record of the Company’s Class A Common Shares and Common Shares as of the close of business on January 26, 2015 are entitled to notice of and to vote at the Meeting.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON,
PLEASE EXERCISE YOUR RIGHT TO VOTE BY FOLLOWING THE INSTRUCTIONS FOR
VOTING IN THE “NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS”
YOU RECEIVED FOR THE MEETING, OR IF YOU RECEIVED A PAPER COPY OF THE
PROXY MATERIALS, BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT
PROMPTLY IN THE ENVELOPE PROVIDED

By Order of the Directors

THOMAS D. MYERS Secretary

February 11, 2015

URSTADT BIDDLE PROPERTIES INC.

321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on March 25, 2015

This proxy statement is furnished to stockholders of Urstadt Biddle Properties Inc., a Maryland corporation (hereinafter called the “Company”), in connection with the solicitation of proxies on behalf of the directors of the Company for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 2:00 p.m. on Wednesday, March 25, 2015 at Six Landmark Square, 9th Floor, Stamford, CT 06901, for the purposes set forth in the Notice of Meeting.

Holders of record of Class A Common Shares and Common Shares of the Company as of the close of business on the record date, January 26, 2015, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Class A Common Shares and Common Shares constitute the only classes of securities entitled to vote at the Meeting. Each Common Share entitles the holder thereof to one vote and each Class A Common Share entitles the holder thereof to 1/20 of one vote. At the close of business on January 26, 2015, there were 9,346,878 Common Shares issued and outstanding and 26,580,985 Class A Common Shares issued and outstanding.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted as follows:

•	FOR the election of the four directors;

•	FOR the ratification of the appointment of PKF O’Connor Davies, LLP, as the Company’s independent registered public accounting firm for the ensuing fiscal year; and

•	as to any other matter that may properly come before the Meeting, in the named proxies’ discretion to the extent permitted under relevant laws and regulations.

To be voted, proxies must be filed with the Secretary of the Company prior to voting. Persons who are record holders may revoke their proxies at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company, or by voting in person at the Meeting. Persons who hold shares in “street name” through a broker or other nominee must follow the instructions provided by the broker or nominee to vote the shares.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company is providing shareholders with access to its proxy materials over the Internet. As a result, the Company is mailing to many of its shareholders a Notice Regarding Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the Notice. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by mail in future years. Mailing of paper copies of this Notice of Meeting and Proxy Statement will begin on or about February 23, 2015. The principal executive offices of the Company are located at 321 Railroad Avenue, Greenwich, Connecticut 06830 (telephone: 203-863-8200; fax: 203-861-6755).

Important Notice Regarding Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on March 25, 2015

This Proxy Statement and the Annual Report to Shareholders are available at
http://www1.snl.com/IRWebLinkX/GenPage.aspx?IID=4078030&gkp=203145

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to Section 6.2 of the Company’s Articles of Incorporation, the directors are divided into three classes designated Class I, Class II and Class III, each serving three-year terms. Four directors are to be elected at the Meeting. The Board of Directors has nominated the following persons as directors: Mrs. Catherine U. Biddle and Messrs. Robert R. Douglass, George H.C. Lawrence and Charles J. Urstadt, to serve as directors comprising Class III until the year 2018 Annual Meeting, and until their successors have been elected and shall qualify. Each of the nominees for director in Class III currently is a director. The continuing directors in Class I are Messrs. Willing L. Biddle, E. Virgil Conway and Robert J. Mueller, whose terms expire at the 2016 Annual Meeting. The continuing directors in Class II are Messrs. Kevin J. Bannon, Richard Grellier and Charles D. Urstadt, whose terms expire at the 2017 Annual Meeting.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four nominees during the last five years has been furnished to the Company by such nominee.

Catherine U. Biddle, age 51, has served as a director of the Company since March 2013. Mrs. Biddle currently is Executive Vice President, Secretary and a director of Urstadt Property Company, Inc. and Executive Vice President and Secretary of Two Park Place Corp. (each a real estate investment corporation). Mrs. Biddle also serves as Director, Kensico Cemetery. Mrs. Biddle previously served as Trustee, Historic Hudson Valley (2012–1014), and as an officer in The Bank of New York’s Commercial Real Estate Finance Division (1989–1993).

Experience, Qualifications, Key Attributes and Skills: Mrs. Biddle’s current positions as Executive Vice President and Director of Urstadt Property Company, Inc. and Executive Vice President of Two Park Place Corp., each a real estate investment company and each unrelated to Urstadt Biddle Properties Inc., coupled with her commercial real estate banking experience and strong familiarity with properties in the Company’s core geographic area and the markets within which they are located, have provided her with property management and corporate policy-making skills that the Company values in connection with the Company’s strategic planning and operations.

Robert R. Douglass, age 83, is Vice-Chairman of the Board of Directors and has served as a director of the Company since 1991. Currently, Mr. Douglass is of Counsel to Milbank, Tweed, Hadley and McCloy, attorneys. He also serves as Chairman of the Downtown Lower Manhattan Association; Chairman of the Alliance for Downtown New York and as a director of the Lower Manhattan Development Corporation. Mr. Douglass previously served as Chairman and Director, Clearstream International (2000–2004); Chairman and Director, Cedel International (1994–2002); Vice Chairman and Director, The Chase Manhattan Corporation (1985–1993); Executive Vice President, General Counsel and Secretary of The Chase Manhattan Corporation (1976–1985); and as General Counsel (1965–1970) and Secretary (1971–1972) to New York State’s former Governor Nelson A. Rockefeller. Mr. Douglass is a former Trustee of Dartmouth College (1983–1993).

Experience, Qualifications, Key Attributes and Skills: Mr. Douglass’ distinguished career has involved senior roles in both the public and private sector. He has served as a director of many publicly traded companies. In his positions as former Vice Chairman and Director of The Chase Manhattan Corporation, and as former Executive Vice President, General Counsel and Secretary of The Chase Manhattan Corporation, Mr. Douglass acquired experience in planning corporate strategies and assessing regulatory, financial, and operational risks that make him a valuable asset to our Board. As an attorney, Mr. Douglass has counseled large corporations on the kinds of legal and regulatory issues faced by the Company and his understanding of corporate governance issues and governmental relations facilitates his role as Chairman of our Nominating and Corporate Governance Committee.

George H.C. Lawrence, age 77, has served as a director of the Company since 1988. Mr. Lawrence currently serves as President and Chief Executive Officer of Lawrence Properties, Inc. (since 1970). Mr. Lawrence previously served as President of the Westchester County Association, and as Director (1976–2013) and Chairman (2007–2013) of Kensico Cemetery. Mr. Lawrence is an Honorary Trustee of Sarah Lawrence College and Trustee Emeritus of the Fund for American Studies.

Experience, Qualifications, Key Attributes and Skills: Currently President and Chief Executive Officer of Lawrence Properties, Mr. Lawrence has over 40 years of experience in real estate investment, management, finance and policy-making. As a director of the Company for more than twenty years, he has been an active participant in the growth of the Company and the development of the Company’s proven business strategies.

Charles J. Urstadt, age 86, has served as a director of the Company since 1975, and as Chairman of the Board of Directors since 1986. Mr. Urstadt served as Chief Executive Officer of the Company from 1989 through June 2013. He also serves as Chairman and Director of Urstadt Property Company, Inc. (a real estate investment corporation). Previously, Mr. Urstadt served as Governor, Lawrence Hospital Center (2009–2014), and Trustee, Historic Hudson Valley (1998–2012). He is the Retired Founding Chairman, Battery Park City Authority; Retired Advisory Director, Putnam Trust Company; Trustee Emeritus, Pace University; and Retired Trustee, TIAA-CREF.

Experience, Qualifications, Key Attributes and Skills: Mr. Urstadt has devoted a lifetime to real estate endeavors in both the public and private sectors through which he has accumulated extensive real estate investment, policy-making, risk management, executive leadership, strategic planning and operations experience. As a director of the Company since 1975 and its Chief Executive Officer from 1989 through June 2013, Mr. Urstadt has been instrumental in the growth of the Company and was the driving force behind the development of the Company’s current business model. Together with the Chief Executive Officer, he is responsible for overall management of the Company’s business. As such, Mr. Urstadt is uniquely positioned to provide critical insight concerning operations, strategic and financial planning, and risk management.

At the Annual Meeting, the stockholders of the Company will vote on the election of four directors comprising Class III. The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by proxy, subject to quorum requirements, will be required to elect a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class I Directors with Terms Expiring in 2016

Willing L. Biddle, age 53, has served as a director of the Company since 1997, as Chief Executive Officer since July 2013 and as President since December 1996. Previously, Mr. Biddle served the Company in other executive capacities: Chief Operating Officer (1996–2013); Executive Vice President (March 1996–December 1996); Senior Vice President — Management (1995–1996); and Vice President — Retail (1993–1995). Mr. Biddle formerly served as an Advisory Director of the Putnam Trust Company (2002–2008).

Experience, Qualifications, Key Attributes and Skills: Mr. Biddle has more than 25 years of experience in commercial real estate, real estate finance and leasing. Prior to being elected to the position of Chief Executive Officer, Mr. Biddle served in various executive management positions within the Company over more than 20 years, including as President and Chief Operating Officer for 17 years. In these roles, Mr. Biddle developed extensive knowledge of the real estate markets in which the Company operates and strong relationships with retailers and other property owners. Through his hands-on management approach, he has acquired a comprehensive understanding of all of the Company’s operations. This places him in a unique position to share valuable insights with all of the directors.

E.  Virgil Conway, age 85, has served as a director of the Company since 1989. Mr. Conway currently is Chairman of Rittenhouse Advisors, LLC. He also serves as Vice Chairman of The Academy of Political Science and as a Member of the New York State Thruway Authority. Previously, Mr. Conway served as Director, License Monitor, Inc. (2009–2010); Trustee, Phoenix Mutual Funds (1992–2008); Trustee, Consolidated Edison Company of New York, Inc. (1970–2002); Director, Union Pacific Corporation (1978–2002); Trustee, Atlantic Mutual Insurance Company (1974–2002); Director, Centennial Insurance Company (1974–2002); Chairman, New York Metropolitan Transportation Authority (1995–2001); Chairman, Financial Accounting Standards Advisory Council (1992–1995); and Chairman and Director of The Seamen’s Bank for Savings, FSB (1969–1989). Mr. Conway is an Honorary Trustee of Josiah Macy Foundation, Trustee Emeritus of Pace University and Trustee Emeritus of Colgate University.

Experience, Qualifications, Key Attributes and Skills: Mr. Conway has served in numerous executive roles in both the public and private sectors, including as a director for many publicly traded corporations. He served for twenty years as Chairman and Director of The Seamen’s Bank for Savings, FSB and for six years as Chairman of the New York Metropolitan Transportation Authority. Mr. Conway is a former Chairman of the Financial Accounting Standards Advisory Council and has served on the audit committees of a number of public corporations. In addition to his executive corporate and financial background, Mr. Conway can offer insight into legal and regulatory matters as well, having graduated cum laude from Yale University Law School. These experiences have provided Mr. Conway with a very broad range of leadership, investment, risk management, strategic planning and operational skills that have proven extremely valuable to the Company.

Robert J. Mueller, age 73, has served as a director of the Company since 2004. Mr. Mueller previously served as Senior Executive Vice President of The Bank of New York (1991–2004), as Executive Vice President of The Bank of New York (1989–1991), and as a member of Battery Park City Authority (2005–2012). From 1992 to 1998, Mr. Mueller served as Chief Credit Policy Officer of The Bank of New York with responsibilities as head of worldwide risk management. From 1998 to 2004, his responsibilities included the bank’s global trading operations, commercial real estate lending, regional commercial banking, community development, residential mortgage lending and equipment leasing. He was a member of the bank’s Senior Planning Committee. Mr. Mueller currently serves on the Boards of the Emigrant Savings Bank, the Borough of Manhattan Community College Fund, Danita Container, Inc., and Reverse Mortgage Investment Trust, Inc. Previously, Mr. Mueller served as a director of Community Preservation Corp. (1992–2013).

Experience, Qualifications, Key Attributes and Skills: Mr. Mueller is a seasoned veteran in the world of commercial real estate and finance, having served in various executive roles and as a director of a number of publicly traded corporations. Immediately prior to joining the Board of Directors of the Company, Mr. Mueller served for more than 15 years in various executive capacities at The Bank of New York, including as Senior Executive Vice President where he was the bank’s Chief Credit Policy Officer with responsibility as head of worldwide risk management. His background in this area and skills derived as a former member of the bank’s Senior Planning Committee have provided Mr. Mueller with the leadership, strategic planning, risk management and operational experience that is sought after in corporate directors. Mr. Mueller is the current Chairman of the Company’s Audit Committee.

Class II Directors with Terms Expiring in 2017

Kevin J. Bannon, age 62, has been a director of the Company since September 2008. Mr. Bannon currently is a Managing Director of Highmount Capital in New York. Between 1993 and 2007, Mr. Bannon served as Executive Vice President and Chief Investment Officer of The Bank of New York. Mr. Bannon currently serves as a director of the Prudential Retail Mutual Funds, the Prudential Short Duration High Yield Fund Inc., the Prudential Global Short Duration High Yield Fund Inc., the Prudential Jennison MLP Income Fund Inc., and the Prudential Real Estate Income Fund Inc., as Chairman of the Investment Committee of the BNY Mellon Alcentra Mezzanine Partners Funds and Alcentra Capital Corp., as a director of the Boys and Girls Club of Northern Westchester, and as a director of The Kensico Cemetery. Previously, Mr. Bannon served as President, BNY Hamilton Funds (2003–2007); Trustee, Regis High School (1997–2003); and Director, Shorewood Packaging Corporation (1992–2000).

Experience, Qualifications, Key Attributes and Skills: Mr. Bannon has over 30 years of investment, risk management and executive leadership experience, including service in senior planning and finance positions as Executive Vice President and Chief Investment Officer of The Bank of New York. Mr. Bannon has extensive experience with corporate risk management and overseeing processes for risk detection, avoidance and mitigation — skills that are directly relevant to his service on the Company’s Board of Directors and its Audit Committee.

Richard Grellier, age 54, has served as a director of the Company since September 2011. Mr. Grellier currently is a Managing Director of Deutsche Bank Securities Inc. He served as a member of the Company’s Board of Consultants from 2002 to 2010.

Experience, Qualifications, Key Attributes and Skills: Mr. Grellier has over 25 years of real estate experience, including 20 years as a real estate investment banker, special knowledge of the retail REIT sector and experience in capital markets solutions. This experience, together with his Master of Business Administration degree from the Graduate School of Business at Columbia University, has provided Mr. Grellier with the kinds of risk management and strategic planning skills that are valued by the Board.

Charles D. Urstadt, age 55, has been a director of the Company since 1997. Mr. Urstadt currently is President of CD Property Brokerage and Consulting LLC (a real estate brokerage and consulting firm) and President and Director of Urstadt Property Company, Inc. (a real estate investment corporation). He also serves as Director, Miami Design Preservation League Inc., and Director, Friends of Miami Marine Stadium, Inc. Mr. Urstadt previously served as Managing Director of Urstadt Real Estate LLC (2008–2014); Executive Director of Sales, Halstead Property LLC (2007–2009); Executive Vice President, Brown Harris Stevens, LLC (1992–2001); Publisher, New York Construction News (1984–1992); Member, Board of Consultants of the Company (1991–1997); Director, Friends of Channel 13 (1992–2001); Board Member, New York State Board for Historic Preservation (1996–2002); President and Director, East Side Association (1994–1997); and Director, New York Building Congress (1988–1992).

Experience, Qualifications, Key Attributes and Skills: Mr. Urstadt’s current positions as President of CD Property Brokerage and Consulting LLC (a real estate brokerage and consulting firm) and as President and Director of Urstadt Property Company, Inc. (a real estate investment company), each unrelated to Urstadt Biddle Properties Inc., represent the culmination of over 30 years of experience in real estate sales and leasing brokerage, property management and corporate policy-making. Mr. Urstadt’s experience positions him to share valuable insights concerning the Company’s strategic planning and operations.

Executive Officers who are not Directors

Thomas D. Myers, age 63, has served the Company as Executive Vice President, Secretary and Chief Legal Officer since March 2009. Mr. Myers has served as Chief Legal Officer since September 2008 and as Secretary since 1999. Previously, Mr. Myers served the Company as Senior Vice President (2003–2009), Co-Counsel (2007–2008), Vice President (1995–2003) and as Associate Counsel (1995–2006).

John T. Hayes, age 48, has served the Company as Senior Vice President, Chief Financial Officer and Treasurer since July 2008. Mr. Hayes served the Company as Vice President and Controller from March 2007 to June 2008. Prior to joining the Company, he served as Corporate Controller for Laundry Capital, LLC (2003–2007). Previously, Mr. Hayes practiced public accounting for over 10 years.

Stephan A. Rapaglia, age 44, has served the Company as Chief Operating Officer since January, 2014. He also serves as Senior Vice President, Real Estate Counsel and Assistant Secretary of the Company. Mr. Rapaglia joined the Company in 2008 as Vice President and Real Estate Counsel and subsequently was elected Assistant Secretary in 2009 and Senior Vice President in 2012. Prior to joining the Company, Mr. Rapaglia practiced law in the private sector.

CORPORATE GOVERNANCE AND BOARD MATTERS

Urstadt Biddle Properties Inc. is committed to maintaining sound corporate governance principles. The Board of Directors has approved formal Corporate Governance Guidelines that address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at http://www.ubproperties.com. Together with the bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Leadership Structure

For many years, the Company combined the positions of Chief Executive Officer and Chairman of the Board of Directors and, for more than twenty years, both positions were held by Charles J. Urstadt. Effective July 1, 2013, as part of the board’s succession planning strategy, the directors split these positions and elected Willing L. Biddle as Chief Executive Officer. Mr. Biddle previously served as President and Chief Operating Officer for seventeen years. Mr. Urstadt continues to serve as an executive officer of the Company with the title of Chairman, and as Chairman of the Board of Directors. The Chief Executive Officer has overall responsibility for guiding the executive management team. The Chairman has responsibility for conducting all board meetings and is the final authority on the agenda for all board meetings. Currently, the Company does not have a separate lead director position. All of the independent directors serve on the Nominating and Corporate Governance Committee. The Board believes that this provides an appropriate balance to the leadership structure.

Risk Oversight

The Board of Directors retains responsibility for, and is actively involved in, the oversight and management of risks that could impact the Company. The Board committees that are more particularly described on the following pages have primary responsibility for managing risk within each committee’s area of discipline. The Audit Committee regularly reviews and discusses the Company’s policies and procedures with respect to risk assessment generally and specifically financial risk exposures, including risks associated with liquidity, interest rates, credit, operations and other matters. The Compensation Committee oversees risks related to the Company’s policies concerning executive compensation and compensation generally. Each committee reports regularly to the Board to facilitate the Board’s risk oversight. The Board also receives reports directly from senior officers who may be involved on a more regular basis with specific risk issues.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). The Board requires that at least a majority of its directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between the Company and each of its directors, including information provided to the Company by the directors. Based upon its review, the Board of Directors determined that all of its directors, other than Mrs. Catherine U. Biddle and Messrs. Willing L. Biddle, Charles J. Urstadt and Charles D. Urstadt, are independent, consistent with the Corporate Governance Guidelines.

Committees of the Board of Directors and Certain Meetings

During the fiscal year ended October 31, 2014, the Board of Directors held five meetings. The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Without exception, each director attended every meeting held during the fiscal year by the Board of Directors and by all committees of which such director is a member.

The Audit Committee consists of three non-employee directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Audit Committee held five meetings during the fiscal year ended October 31, 2014. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. The Committee’s primary duties are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls over financial reporting;

•	monitor the Company’s compliance with legal and regulatory requirements relating to the foregoing;

•	monitor the independence and performance of the Company’s independent auditor and internal auditing function;

•	provide an avenue of communication among the Board, the independent auditor, management and persons responsible for the internal audit function; and

•	prepare the annual disclosures required of the Committee by Item 407 of Regulation S-K.

The Board of Directors has approved a written charter for the Audit Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. The Audit Committee has sole authority to appoint, retain, oversee and, when appropriate, terminate the independent auditor of the Company. The Committee reviews with management and the independent auditor the Company’s quarterly financial statements and internal accounting procedures and controls, and reviews with the independent auditor the scope and results of the auditing engagement. Messrs. Kevin J. Bannon, Richard Grellier and Robert J. Mueller are the current members of the Audit Committee. The Board of Directors has determined that Mr. Robert J. Mueller, Chair of the Committee, meets the standards of an “Audit Committee Financial Expert” as that term is defined under Item 407(d) of Regulation S-K.

The Compensation Committee consists of three non-employee directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Compensation Committee held one meeting during the fiscal year ended October 31, 2014. Key responsibilities of the Compensation Committee include:

•	reviewing the Company’s overall compensation strategy to ensure that it promotes shareholder interests and supports the Company’s strategic objectives;

•	reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing the compensation of the Company’s Chief Executive Officer;

•	reviewing and recommending to the Board compensation for directors and non-CEO executive officers;

•	administering the Company’s Restricted Stock Plan and approving bonus or cash incentive plans used to compensate officers and other employees; and

•	reviewing and discussing with management the Compensation Discussion and Analysis required by Item 402 of Regulation S-K and preparing the disclosures required of the Committee by Item 407 of Regulation S-K in accordance with applicable rules and regulations.

The Board of Directors has approved a written charter for the Compensation Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. Messrs. E. Virgil Conway (Chair), Robert R. Douglass and George H.C. Lawrence are the current members of the Compensation Committee.

The Nominating and Corporate Governance Committee (“Governance Committee”) consists of six non-employee directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Governance Committee held one meeting during the fiscal year ended October 31, 2014. The principal responsibilities of the Governance Committee are to:

•	establish criteria for Board membership and selection of new directors;

•	recommend nominees to stand for election to the Board, including incumbent Board members and candidates for new directors;

•	develop, recommend and periodically review a set of corporate governance principles and evaluate compliance by management and the Board with those principles and the Company’s Code of Business Conduct and Ethics;

•	develop and periodically review succession planning for the Chief Executive Officer, with the assistance of the Chief Executive Officer and other members of the Board; and

•	oversee an annual evaluation of the performance of the Board of Directors and each of its chartered committees.

The Corporate Governance Guidelines include the Director Candidate Guidelines recommended by the Governance Committee and approved by the Board of Directors, which set forth the minimum qualifications and additional considerations that the Governance Committee uses in evaluating candidates for election to the Board. The Director Candidate Guidelines include the following minimum qualifications:

•	a candidate’s demonstrated integrity and ethics consistent with the Company’s Code of Business Conduct and Ethics;

•	a candidate’s willingness and ability to participate fully in Board activities, including active membership and attendance at Board meetings and, subject to the independence criteria established by the New York Stock Exchange listing standards and applicable rules of the SEC, participation on at least one committee of the Board; and

•	a candidate’s willingness to represent the best interests of all of the Company’s shareholders and not just a particular constituency.

The Board has not adopted a numerical limit on the number of corporate boards on which its directors may serve; however, the Committee will consider the demands on a candidate’s time in selecting nominees. In addition, the Committee will take into consideration such other factors as it deems appropriate, including:

•	a candidate’s experience in real estate, business, finance, accounting rules and practices, law and public relations;

•	the appropriate size and diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors and the interplay of the candidate’s experience with that of other Board members; and

•	a candidate’s management experience, judgment, skill and experience with businesses and organizations comparable to the Company.

In considering diversity in selecting director nominees, the Governance Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by improving the experience, qualifications, key attributes and skills represented by the members of the Board. The Company requires that at least a majority of its directors satisfy the independence criteria established by the New York Stock Exchange and any applicable SEC rules, as they may be amended from time to time. In addition, the Committee will consider the financial literacy and financial background of nominees to ensure that the Board has at least one “audit committee financial expert” on the Audit Committee and that Board members who might serve on the Audit Committee satisfy the financial literacy requirements of the NYSE. The Committee believes it appropriate for at least one key member of the Company’s management to participate as a member of the Board.

Shareholders can suggest qualified candidates for director by writing to the Company’s corporate secretary at 321 Railroad Avenue, Greenwich, CT 06830. Submissions timely received (as described under “Other Matters” on page 33) and which comply with the criteria outlined in the preceding paragraphs, will be forwarded to the Chair of the Governance Committee for review and consideration. The Committee does not intend to evaluate such nominees any differently than other nominees to the Board.

The Board of Directors has approved a written charter for the Governance Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. Messrs. Kevin J. Bannon, E. Virgil Conway, Robert R. Douglass (Chair), Richard Grellier, George H. C. Lawrence and Robert J. Mueller are the current members of the Governance Committee.

All of the independent directors serve on the Governance Committee. The Chair of that Committee presides over all executive sessions of the independent directors. In the fiscal year ended October 31, 2014, the independent directors of the Company met once in executive session. Mr. Robert R. Douglass, Chair of the Governance Committee, presided over the meeting.

The Executive Committee, consisting of five directors, held three meetings during the fiscal year ended October 31, 2014. In general, the Executive Committee may exercise such powers of the directors between meetings of the directors as may be delegated to it by the directors (except for certain powers of the directors which may not be delegated). Mrs. Catherine U. Biddle and Messrs. Willing L. Biddle, Robert R. Douglass, Charles D. Urstadt and Charles J. Urstadt are the current members of the Executive Committee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

PKF O’Connor Davies, a division of O’Connor Davies, LLP (“PKF”), provided auditing and other professional services to the Company during the fiscal year ended October 31, 2014.

The Audit Committee has appointed PKF to audit the financial statements of the Company for the fiscal year ending October 31, 2015 and recommends to the stockholders that such appointment be ratified. Representatives of PKF will be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives also will be available to respond to appropriate questions.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will be required to ratify the appointment of PKF as the independent registered public accounting firm of the Company. If the stockholders do not ratify the appointment of PKF, the Audit Committee will reconsider whether or not to retain PKF as the independent registered public accounting firm of the Company for the fiscal year ending October 31, 2015.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
PKF O’CONNOR DAVIES, A DIVISION OF O’CONNOR DAVIES, LLP,
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors consists of the three non-employee directors listed below. Each of the members of the Audit Committee is independent, as such term is defined by the listing standards of the New York Stock Exchange (as amended from time to time).

During the last year, the Audit Committee met regularly with, and received periodic updates from, management, PKF, the Company’s independent registered public accounting firm, and Berdon, LLP, which provided internal audit services to assist management in the maintenance of an effective system of internal controls over financial reporting. The Audit Committee reviewed PKF’s “Report of Independent Registered Public Accounting Firm” included in the Company’s Annual Report on Form 10-K related to its audit of (i) the Company’s consolidated financial statements, and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014. This review included a discussion with the independent registered public accounting firm of the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm according to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether (and determined that) the provision by PKF of the services described below under “Fees Billed by Independent Registered Public Accounting Firm” is compatible with PKF’s independence from both management and the Company.

In reliance upon the review and discussions referred to above and the report of PKF, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2014, for filing with the SEC.

Among its responsibilities, the Audit Committee has sole authority to retain, set the terms of engagement of, evaluate and, when appropriate, replace the independent registered public accounting firm and persons responsible for the Company’s internal audit function. As described in Proposal 2 in this proxy statement, the Audit Committee has appointed PKF to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. During the fiscal year ended October 31, 2014, the Audit Committee also engaged Berdon LLP, certified public accountants and advisors, to provide internal audit services for the Company. The Committee has not yet engaged anyone to provide internal audit services in 2015.

Audit Committee:

Robert J. Mueller, Chairman Kevin J. Bannon Richard Grellier

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The SEC requires disclosure of the fees billed by the Company’s independent registered public accounting firm for certain services. For the fiscal year ended October 31, 2014, PKF served as the Company’s independent registered public accounting firm. The following table sets forth the aggregate fees billed by PKF during the fiscal years ended October 31, 2014 and 2013 respectively.

	FY Ended 10/31/14	FY Ended 10/31/13
Fees Billed:
Audit Fees	$352,000	$348,000
Audit-Related Fees	$56,000	$19,000
Tax Fees	$8,000	$25,000
All Other Fees	$0	$0
Total	$416,000	$392,000

Audit Fees include amounts billed to the Company related to the audit of the consolidated financial statements of the Company and for quarterly reviews for that year. For the fiscal years ended October 31, 2014 and October 31, 2013, respectively, these amounts included $274,000 and $269,000 for the audit and quarterly reviews of the Company’s financial statements and $78,000 and $79,000 for the audit of the effectiveness of the Company’s internal controls over financial reporting.

Audit-Related Fees include amounts billed to the Company for services rendered in connection with required reviews performed in connection with registration statements and significant property acquisitions during the year.

Tax Fees include amounts billed to the Company primarily for tax planning and consulting, tax compliance and a review of federal and state income tax returns for the Company and its consolidated joint ventures.

All Other Fees include fees for all other services provided by PKF, other than the services reported above as Audit Fees, Audit-Related Fees or Tax Fees. There were no amounts billed or incurred related to other fees in the fiscal years ended October 31, 2014 or 2013, respectively.

Audit Committee Pre-Approval Policy

During the fiscal year ended October 31, 2014, the Audit Committee approved, prior to engagement, all audit and non-audit services provided by the Company’s independent registered public accounting firm and all fees to be paid for such services. The Audit Committee has pre-approved all audit services to be provided by the Company’s independent registered public accounting firm related to reviews of the Company’s quarterly financial reports on Form 10-Q and audit of the Company’s annual report on Form 10-K for the year ending October 31, 2015. All other services are considered and approved on an individual basis.

Fees Paid in Connection with Internal Audit Services

In addition to the fees enumerated above that were paid to the Company’s independent registered public accounting firm during the year ended October 31, 2014, the Company incurred fees of approximately $180,000 to Berdon, LLP for internal audit services.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has a formal procedure to review transactions and relationships in which the Company, its directors, executive officers or their immediate family members, or any 5% or greater shareholder, are participants to determine whether such persons have a direct or indirect material interest. All transactions involving amounts in excess of $120,000 are considered.

Annually, the Company’s Secretary obtains written statements from each of the directors and officers of the Company to determine if any directors, officers or their immediate family members have a direct or indirect material interest in relationships and transactions in which the Company and any such persons are participants. Responses from the directors and executive officers are forwarded to the Governance Committee for review. Responses from other officers of the Company are reviewed by the Secretary and forwarded to the Governance Committee if related party transactions are indicated.

In reviewing related person transactions, the Committee considers:

•	the material terms of the transaction, including the type and amount of the transaction;

•	the significance of the transaction to the Company and to the related person;

•	whether the transaction would impair the judgment of the director or executive officer to act in the best interest of the Company and its stockholders; and

•	any other matters that the Committee deems relevant and appropriate.

Any member of the Committee who is a participant (or whose immediate family member is a participant) in a transaction being reviewed or considered may not participate in the Committee’s consideration of such matter.

All transactions that are determined to be directly or indirectly material to a related person are disclosed as required by applicable SEC rules.

As of the date two weeks prior to the date of this proxy statement (the most recent practicable date), the Company was not aware of any related person transactions. Charles J. Urstadt, the Company’s Chairman, is the father of Catherine U. Biddle and Charles D. Urstadt, directors of the Company. Willing L. Biddle, the Company’s President, Chief Executive Officer and a director, is the husband of Catherine U. Biddle, the son-in-law of Charles J. Urstadt, and the brother-in-law of Charles D. Urstadt.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of January 15, 2015 available to the Company with respect to the shares of the Company (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of the Class A Common Shares and Common Shares then outstanding, (ii) held by each of the directors, and each of the executive officers named in the Summary Compensation Table below, and (iii) held by all of the directors and executive officers as a group:

5% BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Class	Class A Common Shares Beneficially Owned		Percent of Class

Charles J. Urstadt	4,359,163	(1)	46.6%	94,500	(2)	*
Urstadt Biddle Properties Inc.
321 Railroad Ave.
Greenwich, CT 06830

Willing L. Biddle	2,700,729	(3)	28.9%	58,324	(4)	*
Urstadt Biddle Properties Inc.
321 Railroad Ave.
Greenwich, CT 06830

The Vanguard Group, Inc.	—		—	2,884,652	(5)	10.9%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	—		—	2,513,317	(6)	9.5%
55 East 52nd Street
New York, NY 10022

Neuberger Berman LLC	—		—	1,568,090	(7)	5.9%
605 Third Avenue
New York, NY 10158

*	Less than 1%

(1)	Includes 883,185 shares owned by Urstadt Property Company, Inc. (“UPCO”), a Delaware corporation of which Mr. Urstadt is the chairman, a director and a principal stockholder, 430,721 shares owned by Urstadt Realty Shares II L.P. (“URS II”), a Delaware limited partnership of which Mr. Urstadt is the limited partner and UPCO is the general partner, 1,942,431 shares owned by Urstadt Realty Associates Co LP (“URACO”), a Delaware limited partnership of which UPCO is the general partner and Mr. Urstadt, Elinor Urstadt (Mr. Urstadt’s wife), the Catherine U. Biddle Irrevocable Trust and the Charles D. Urstadt Irrevocable Trust (for each of which trusts Mr. Urstadt is the sole trustee) are the limited partners, 220,000 shares owned by the Charles J. Urstadt 2012 Family Trust, of which Elinor Urstadt, is a beneficiary and Elinor Urstadt, Willing L. Biddle and Catherine U. Biddle are co-trustees, 41,050 shares owned by Elinor Urstadt, 4,279 shares held by the trust established under the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan of 2005, and 100,000 shares held of record by the Urstadt Conservation Foundation (the “Foundation”), of which Mr. Urstadt, Mrs. Urstadt and Catherine U. Biddle are the sole trustees. Mr. Urstadt disclaims beneficial ownership of any shares owned by the Foundation.

(2)	Includes 34,000 shares owned by UPCO and 15,000 shares owned by Elinor Urstadt.

(3)	Includes 284,240 shares owned by The Catherine U. Biddle 2012 Dynasty Trust (“CUB Trust”), for which Willing L. Biddle is the trustee and Elinor P. Biddle and Dana C. Biddle, Mr. Biddle’s daughters, are the beneficiaries, 284,240 shares owned by The Willing L. Biddle 2012 Dynasty Trust (“WLB Trust”), for which Catherine U. Biddle is the trustee and Elinor P. Biddle, Dana C. Biddle and Catherine U. Biddle are the beneficiaries, 2,104 shares held by the trust established under the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan of 2005, 2,307 shares owned by the Willing L. Biddle IRA for the benefit of Mr. Biddle, 29,657 shares owned beneficially and of record by Catherine U. Biddle, 555 shares owned by the Catherine U. Biddle IRA for the benefit of Catherine U. Biddle, 1,070 shares owned by the Charles and Phoebe Biddle Trust UAD 12/20/93 for the benefit of the issue of Mr. Biddle, for which Mr. Biddle and Charles J. Urstadt are the sole trustees, and 5,163 shares owned by the P.T. Biddle (Deceased) IRA for the benefit of Mr. Biddle. Mr. Biddle disclaims beneficial ownership of any shares held by the WLB Trust. 953,571 shares owned directly by Mr. Biddle are pledged as collateral for two third party loans.

(4)	Includes 2,769 shares owned beneficially and of record by Catherine U. Biddle and 555 shares owned by the Catherine U. Biddle IRA. 6,250 shares owned directly by Mr. Biddle are pledged as collateral for a third party loan.

(5)	Number of shares is based upon information filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. in a Schedule 13G for the year ended December 31, 2013 and includes 1,518,922 shares that are beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund (the “Index Fund”). The number of shares beneficially owned by the Index Fund is based upon information filed separately by the Index Fund with the SEC on February 4, 2014 in a Schedule 13G for the year ended December 31, 2013.

(6)	Number of shares is based upon information filed with the SEC on January 15, 2015 by BlackRock, Inc. in a Schedule 13G for the year ended December 31, 2014.

(7)	Number of shares is based upon information filed with the SEC on February 12, 2014 by Neuberger Berman Group LLC and Neuberger Berman LLC in a Schedule 13G for the year ended December 31, 2013.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Common Shares Beneficially Owned		Percent of Class	Class A Common Shares Beneficially Owned		Percent of Class

Charles J. Urstadt	4,359,163	(1)	46.6%	94,500	(2)	*
Willing L. Biddle	2,700,729	(3)	28.9%	58,324	(4)	*
Kevin J. Bannon	—		*	25,400		*
Catherine U. Biddle	314,452	(5)		3,324	(6)	*
E. Virgil Conway	—		*	92,221	(7)	*
Robert R. Douglass	7,825		*	43,743		*
Richard Grellier	2,627		*	3,900		*
George H.C. Lawrence	—		*	75,075		*
Robert J. Mueller	—		*	41,950		*
Charles D. Urstadt	27,676		*	1,850		*
John T. Hayes	—		*	40,030		*
Thomas D. Myers	—		*	136,247	(8)	*
Stephan A. Rapaglia	—		*	51,250		*
Directors & Executive Officers as a group (13 persons)			79.3%			2.5%

*	Less than 1%

(1)	See note (1) under the preceding table titled “5% Beneficial Owners”.

(2)	See note (2) under the preceding table titled “5% Beneficial Owners”.

(3)	See note (3) under the preceding table titled “5% Beneficial Owners”.

(4)	See note (4) under the preceding table titled “5% Beneficial Owners”.

(5)	Includes 284,240 shares owned by The Willing L. Biddle 2012 Dynasty Trust, for which Catherine U. Biddle is the trustee and Elinor P. Biddle and Dana C. Biddle, Mrs. Biddle’s daughters, are the beneficiaries, and 555 shares owned by the Catherine U. Biddle IRA for the benefit of Catherine U. Biddle. All of the shares reported as beneficially owned by Mrs. Biddle also are reported as beneficially owned by Willing L. Biddle (see note 3 above).

(6)	Includes 555 shares owned by the Catherine U. Biddle IRA for the benefit of Catherine U. Biddle. All of the shares reported as beneficially owned by Mrs. Biddle also are reported as beneficially owned by Willing L. Biddle (see note 4 above).

(7)	Includes 50,000 shares held of record by Mr. Conway’s IRA Rollover Trust and 10,000 shares held of record by The Conway Foundation, of which Mr. Conway and his wife, Elaine Conway, are officers and directors. Mr. Conway disclaims beneficial ownership of any shares held by The Conway Foundation.

(8)	28,250 shares owned by Mr. Myers are pledged as collateral for a line of credit. As of January 15, 2015, there was no balance outstanding on the line of credit.

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion of the Company’s compensation program for its Chief Executive Officer, Chief Financial Officer, Chairman, Chief Operating Officer and Chief Legal Officer, being the five most highly compensated executive officers, and the only persons who served as executive officers during the fiscal year ended October 31, 2014 (collectively, the “named executive officers” or “NEOs”).

Overview of Compensation for the Named Executive Officers

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has primary responsibility for oversight of the Company’s compensation program. As more fully described under “Corporate Governance and Board Matters” above, the Committee’s responsibilities include reviewing the Company’s overall compensation strategy to ensure that it promotes shareholder interests and supports the Company’s strategic objectives, reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the CEO’s performance in light of those goals and objectives and establishing compensation for the Chief Executive Officer. With respect to the other NEOs, the Compensation Committee considers recommendations by the CEO and makes recommendations to the full Board of Directors regarding their compensation.

Objectives of the Urstadt Biddle Properties Executive Compensation Program

The Company’s executive compensation program is designed to accomplish the following key objectives:

1.	Attract individuals of top quality who possess the skills and expertise required to lead the Company;

2.	Align compensation with corporate strategy, business objectives and the long-term interests of shareholders;

3.	Create an incentive to increase shareholder value by providing a significant percentage of compensation in the form of equity awards;

4.	Offer the right balance of long-term and short-term compensation and incentives to retain talented employees.

Elements of the Executive Compensation Program

The Company’s executive compensation program consists of five key elements:

1.	Competitive base salaries

2.	Short-term rewards

3.	Long-term incentives

4.	Company provided benefits

5.	Termination benefits in the event of a Change in Control

Base Salaries

Each of the named executive officers receives a base salary which is evaluated annually. The base salary of the Chief Executive Officer is determined by the Compensation Committee. In making recommendations on the salaries of the other NEOs, the Committee relies heavily on input and recommendations from the CEO, believing that, since the Chief Executive has daily interaction with the other NEOs, he is well situated to provide valuable insight regarding the respective contributions of all members of the executive management team. The Committee’s recommendations regarding base salaries for all NEOs are submitted to the Board of Directors for final approval.

Base salaries for the NEOs other than the CEO are intended to be competitive with base salaries of executive positions of comparable responsibility with similarly sized REITs which the Committee believes are representative of the companies against which Urstadt Biddle Properties competes for executive talent. With respect to the CEO and the Chairman, the Company places much greater emphasis on long-term equity incentives tied to the long-term performance of the Company. As described below, the base salaries for the CEO and Chairman may represent less than 25% of total compensation. Following the end of the fiscal year and after considering a number of factors, including compensation data reported by twelve other retail REITs, the Compensation Committee made its determinations and recommendations regarding 2015 annual base compensation for the NEOs. Base salaries for 2015 for Messrs. Biddle, Hayes, Urstadt, Rapaglia and Myers were set at $350,000, $231,000, $225,000, $231,000 and $231,000, respectively.

Short-term Rewards

The Company believes that short-term rewards, in the form of annual cash bonuses, serve to link pay to performance and provide incentive to selected individuals to help the Company attain longer term goals. Annual bonuses are considered by the Compensation Committee following the close of each fiscal year and are paid during the next quarter. The Committee has not established limits on the amount of annual cash bonuses, but typically does not award cash bonuses in excess of 10% of an individual’s base compensation. The Committee believes that short-term rewards in the form of cash bonuses to NEOs generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the NEO’s responsibilities and valuing special contributions by each such individual. With respect to the Chief Executive Officer and the Chairman, greater emphasis is placed on the performance of the Company. In evaluating performance of the Company annually, the Committee considers a variety of factors including, among others, Funds From Operations (FFO), net income, growth in asset size, amount of space under lease, and total return to shareholders. The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures. The Company considers FFO to be a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted it as a performance measure. As described in the discussion which follows concerning long-term incentive compensation, the Committee declines to use specific performance formulas, believing that with respect to Company performance, such formulas do not adequately account for many factors including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the NEOs.

In addition to annual cash bonuses approved or recommended by the Compensation Committee, the Committee also authorizes the President, in his discretion, to make cash awards (“Special Performance Awards”), apart from year end cash bonuses, to reward employees for exceptional effort and service to the Company. All employees of the Company, including NEOs other than the CEO and the Chairman, are eligible to receive such an award. For the year ended October 31, 2014, the Compensation Committee authorized Special Performance Awards, in the aggregate, of not more than $155,500.

The Committee’s determination regarding cash bonuses to be awarded to the CEO and recommendations for cash bonuses to be paid to the other NEOs are submitted to the Board of Directors for approval. The Summary Compensation table below includes bonuses and Special Performance Awards paid to the NEOs in fiscal 2014. Such payments were made in December 2013 and reflect the Committee’s assessment of the individual’s performance and the Company’s results for fiscal 2013 when, despite the fact that the Company completed the acquisition of interests in thirteen additional properties with sixty-nine new tenants in approximately 277,000 square feet and new leases or lease renewals at competitive rents covering over 700,000 square feet, FFO, net income and other measures of short term performance remained largely unchanged or declined slightly from the preceding year. As reflected in the Summary Compensation Table, the Committee awarded Mr. Biddle a bonus of $7,200 and recommended bonuses, later approved by the Board of Directors, for Messrs. Hayes, Urstadt, Rapaglia and Myers of $4,100, $4,800, $4,100 and $4,200, respectively. To acknowledge special contributions by Messrs. Hayes and Rapaglia, these officers also received Special Performance Awards of $8,900 each.

At its meeting in December 2014, the Compensation Committee reviewed results for the year ended October 31, 2014. The Committee again recognized the sound performance of the Company during the year, including the following significant events: an increase in FFO over the preceding year of more than 3.5% for the Company’s Class A shares and 2% for the Company’s Common shares, after removing significant non-recurring transactions from the year over year comparison; the redevelopment and re-tenanting of the Company’s second largest shopping center resulting in an increase in the occupancy level at that property and across the Company’s core portfolio to more than 95%; and the successful issuance and sale of 3,000,000 shares of a new 6.75% Series G Preferred Stock that was used to redeem all of the Company’s outstanding 7.5% Series D Preferred Stock which will result in savings going forward of over $459,000 annually. The Committee awarded Mr. Biddle a bonus of $13,077 and recommended bonuses, subsequently approved by the Board of Directors, for Messrs. Urstadt, Hayes, Rapaglia and Myers. Mr. Urstadt received a bonus of $9,615 and Messrs. Hayes, Rapaglia and Myers received bonuses of $8,462 each. Special Performance Awards also were made to Messrs. Hayes, Rapaglia and Myers in amounts of $7,300, $9,800 and $5,000, respectively. Since these bonuses and Special Performance Awards were paid in December 2014, which is part of the Company’s fiscal year ending October 31, 2015, they will be reflected in the Summary Compensation Table to be included in the proxy statement for the annual meeting of stockholders to be held in 2016.

Long-term Incentives

Of the five elements of the Company’s executive compensation program, the Company places the greatest emphasis on equity incentives tied to the long-term performance and profitability of the Company. This is accomplished through grants under the Company’s Amended and Restated Restricted Stock Award Plan (the “Plan”), thus providing the Company’s key executives with a direct incentive to improve the Company’s performance and enhance shareholder value. The Plan provides that the recipient does not become vested in restricted stock until after a specified time after it is issued. The Compensation Committee determines the vesting period which may range between five and ten years after the date of grant. The Committee recognizes that such time frames may be comparatively long when measured against similar types of incentive awards for executives of other companies, but believes that awards that vest after five or more years, and which become vested only at the end of their terms, and not ratably over their terms, better reflect the longer term outlook of a real estate focused company and also better link the individual rewards to successful development and implementation of long-term growth strategies that will benefit all shareholders. Unless an exception is approved by the Committee, if the executive leaves the Company prior to the end of the vesting period, other than by retirement, death or disability, unvested stock is forfeited. The Company believes that the restricted stock awards serve as both a reward for performance and a retention device for key executives and help to align their interests with all shareholders.

The Committee determines the long-term incentive awards for the CEO, and, with input from the CEO, makes recommendations to the Board of Directors regarding similar awards for the other NEOs. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing retail and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made to position the Company for longer term profitability. Thus, the Committee also strives to identify whether the CEO is exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced net asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate long-term incentive awards, the Committee considers, among other matters, whether senior management has envisioned and executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing “pipelines” have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

The Summary Compensation Table set forth below includes the grant date fair market value of long-term incentive awards made to the named executive officers during the fiscal year ended October 31, 2014. Those grants were approved in December 2013 and became effective in January 2014 following the close of the prior fiscal year. Such grants reflect the Compensation Committee’s consideration of the factors described above.

At its meeting in December 2014, the Compensation Committee considered results for the year ended October 31, 2014 and undertook its annual evaluation and recommendations for changes in base compensation, annual bonuses and incentive awards. To recognize extraordinary contributions, the Committee awarded restricted stock to Mr. Biddle in the amount of 100,000 Common shares and 2,500 Class A Common shares and made recommendations to the Board of Directors concerning grants to the other named executive officers, including an award to Mr. Urstadt in the amount of 50,000 Common shares and 2,000 Class A Common shares, all of which grants were effective as of January 2, 2015. Mr. Biddle’s award vests after nine years. The awards to the other NEO’s vest after five years. Except as noted above, the awards to Messrs. Biddle, Hayes, Rapaglia and Myers are subject to continued employment. The award to Mr. Urstadt would be forfeited in the event of his voluntary retirement; however, in the event of his involuntary termination, except for Cause (as defined), Mr. Urstadt’s award would continue to vest as if his termination had not occurred. In making the awards, the Committee considered the factors cited above and recognized a number of accomplishments, including: the redemption of all of the Series D Preferred Stock outstanding by using proceeds from the sale of the new Series G Preferred Stock discussed in the preceding section; the acquisition of, or interest in, nine additional properties adding another 500,000 square feet of space to the portfolio; new leases or lease renewals at competitive rents covering over 750,000 square feet; and continued strict adherence to a business plan that has emphasized sound risk management, very low leverage by industry standards, ample liquidity and credit lines for future growth, and the avoidance of variable rate long-term debt obligations. In evaluating long-term performance, the Committee recognized that the Company remains among the leaders of all retail REITs in comparisons of total performance over the last 10 year period.

Employee Benefit Plans

The Company maintains a variety of medical, dental, life and disability insurance programs and a Profit Sharing and Savings Plan (“401(k) Plan”) for all of its eligible full-time employees. The 401(k) Plan is administered by the Compensation Committee and provides employees with an opportunity to accumulate savings in a tax deferred plan through deferral of a portion of their compensation and through matching Company contributions. For the fiscal year ended October 31, 2014, the Compensation Committee approved matching profit-sharing contributions for each participant’s account equal to the amount of the participant’s elective deferrals that do not exceed 5% of compensation (as defined) under the 401(k) Plan. In order to comply with certain limitations under the Internal Revenue Code of 1986, as amended (the “Code Limitations”), an amount equal to the excess of the 5% matching contribution that would have been allocated to the account for Mr. Biddle under the 401(k) Plan for the fiscal year ended October 31, 2014 absent the Code Limitations, was credited to an Excess Benefit Account for Mr. Biddle under the Company’s Excess Benefit and Deferred Compensation Plan. Amounts credited to the respective accounts of each NEO in the

401(k) Plan and the Excess Benefit and Deferred Compensation Plan appear in the Summary Compensation Table in the column titled “All Other Compensation”.

Termination Benefits in the event of a Change in Control

The Company does not have employment agreements with any of the named executive officers, but it has entered into change in control agreements with each of the NEOs pursuant to which each of the NEOs would be entitled to certain termination benefits in the event that his employment is terminated for Good Reason (as defined) or by the Company for any reason other than for Cause (as defined), within eighteen months following a change in control. Each of the Change in Control Agreements has an indefinite term. Such agreements serve to provide the named executive officers with an element of financial security and predictability should their employment be terminated in the circumstances described above. Specific information concerning the terms of the Change in Control agreements and a description of benefits payable to the NEOs in the event of a termination following a change in control can be found in the discussion and table below under the caption Potential Payments on Termination and Change in Control.

Use of Compensation Consultants

Annually, the Compensation Committee considers whether it would be advantageous to engage an independent consultant to advise the Company on matters involving executive compensation. At its meeting in the early part of the fiscal year ended October 31, 2014, the Compensation Committee considered this issue and determined that at such time it was not beneficial to the Company or its stockholders to engage an independent compensation consultant.

Stockholder Votes on Executive Compensation

At the annual meeting of stockholders of the Company held on March 26, 2014, the Company’s stockholders voted, on an advisory basis, on the compensation paid to the Company’s named executive officers. The stockholders voted overwhelmingly to approve, on an advisory basis, the compensation of the Company’s NEOs. The Company’s Board of Directors considered the recommendations of the stockholders and determined that the Company would not make any material modifications to the compensation arrangements for the NEOs. At a prior meeting of the Company’s stockholders held on March 10, 2011, the Company’s stockholders voted, on an advisory basis, on the frequency of future advisory votes on executive compensation and voted overwhelmingly to recommend that future advisory votes on the compensation of the Company’s named executive officers be held every three years. The Board of Directors adopted that recommendation and, accordingly, the next stockholder advisory vote on executive compensation will be held at the Annual Meeting of stockholders in March 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended October 31, 2014.

Compensation Committee:

E. Virgil Conway, Chairman Robert R. Douglass George H.C. Lawrence

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE

The table below summarizes all of the compensation paid or awarded to the named executive officers in each of the three fiscal years in the period ended October 31, 2014.

Name and Principal Position	Year	Salary		Bonus (1)	Total	Restricted Stock (2)	All Other Compensation (3)	Total

Willing L. Biddle (4)	2014	$345,833	(5)	$13,077	$358,910	$1,605,800	$12,750	$1,977,460
President and	2013	$321,450		$6,100	$327,550	$1,879,350	$15,783	$2,222,683
Chief Executive	2012	$315,667		$—	$315,667	$1,749,875	$12,250	$2,077,792
Officer

John T. Hayes	2014	$218,550	(5)	$15,762	$234,312	$155,720	$9,960	$399,992
Senior Vice President	2013	$210,617		$18,985	$229,602	$128,310	$9,261	$367,173
and Chief Financial	2012	$206,850		$11,694	$218,544	$119,275	$10,540	$348,359
Officer

Charles J. Urstadt (6)	2014	$250,000	(5)	$9,615	$259,615	$825,800	$28,157	$1,113,572
Chairman	2013	$305,000		$—	$305,000	$1,421,850	$13,750	$1,740,600
	2012	$300,000		$—	$300,000	$1,323,875	$12,250	$1,636,125

Stephan A. Rapaglia (7)	2014	$218,550	(5)	$18,262	$236,812	$256,480	$10,724	$504,016
Senior Vice President
And Chief Operating
Officer

Thomas D. Myers	2014	$219,383	(5)	$13,462	$232,845	$201,520	$10,983	$445,348
Executive Vice	2013	$215,600		$16,579	$232,179	$217,140	$10,588	$459,907
President, and Chief	2012	$211,750		$4,038	$215,788	$201,850	$10,789	$428,427
Legal Officer

(1)	Includes regular bonus and any applicable special performance awards. See “Compensation Discussion and Analysis” beginning on page 17.

(2)	Amounts shown represent the dollar value on the date of grant computed in accordance with ASC Topic 718 disregarding any estimates based on forfeitures relating to service-based vesting conditions. For information regarding significant factors and assumptions used in the calculations pursuant to ASC Topic 718, see note 8 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014.

(3)	Consists of a matching contribution by the Company to the Company’s Profit Sharing and Savings Plan (the “401(k) Plan”) allocated to an account of the named executive officer equal to the amount of the NEO’s elective deferrals that do not exceed 5% of such NEO’s compensation (as defined) under the Plan and related excess benefit compensation. For Mr. Urstadt, the amount shown also includes fees associated with club memberships.

(4)	Mr. Biddle has served as President and Chief Executive Officer since July 2013. Prior to such date, he served as President and Chief Operating Officer.

(5)	Changes to salaries are made annually and are effective January 1 for the ensuing calendar year. The Board of Directors has approved 2015 base salaries for Messrs. Biddle, Hayes, Urstadt, Rapaglia and Myers in amounts of $350,000, $231,000, $225,000, $231,000 and $231,000, respectively.

(6)	Mr. Urstadt has served the Company as Chairman since July 2013. Prior to such date, he served as Chairman and Chief Executive Officer.

(7)	Mr. Rapaglia first become an executive officer upon his appointment as Chief Operating Officer, effective January 1, 2014. Prior to such date, he served as Senior Vice President, Assistant Secretary and Real Estate Counsel.

Summary of Restricted Stock Award Plan

First established in 1997, the stockholders of the Company approved an Amended and Restated Restricted Stock Award Plan in 2002 (the “Plan”) and subsequently approved further amendments to the Plan which, among other things, increased the maximum number of shares available for issuance under the Plan to 3,750,000 shares of which 350,000 shares are Class A Common Stock, 350,000 are Common Stock, and 3,050,000 shares, at the discretion of the Compensation Committee administering the Plan, may be any combination of Class A Common Stock or Common Stock. As of January 15, 2015, 303,950 shares remain available for future issuance under the Plan.

Grant of Restricted Stock Awards. Participants eligible to receive restricted stock awards include any employee or director selected by the Compensation Committee, in its discretion.

Principal Terms and Conditions of Restricted Stock Awards. Each restricted stock award is evidenced by a written agreement, executed by both the relevant participant and the Company, setting forth all the terms and conditions applicable to such award as determined by the Compensation Committee. These terms and conditions include:

•	the length of the restricted period of the award;

•	the restrictions applicable to the award including, without limitation, the employment or retirement status rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and

•	the eligibility to share in dividends and other distributions paid to the Company’s stockholders during the restricted period.

Lapse of Restrictions. If a participant’s status as an employee or non-employee director of the Company is terminated by reason of death or disability, the restrictions will lapse on such date. Except as described below, if such status as an employee or non-employee director is terminated prior to the lapse of the restricted period by reason of retirement, the restricted period will continue as if the participant had remained in the employment of the Company; provided, however, that if the retired participant accepts employment or provides services during the restricted period to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping center in the New York, Northern New Jersey, Long Island, NY-NJ-CT Metropolitan Statistical Area (the “Company’s MSA”), the participant will forfeit all unvested restricted shares. If a participant’s status as an employee or director terminates for any other reason, the participant will forfeit any outstanding restricted stock awards. Special rules apply to any participant who has attained retirement age prior to the date of grant. With respect to Mr. Urstadt only, since he has obtained the age of 65, grants of restricted stock made after 2006 would be forfeited in the event of his voluntary retirement prior to the end of the applicable vesting period. Shares of restricted stock that are forfeited become available again for issuance under the Plan. The Compensation Committee has the authority to accelerate the time at which the restrictions may lapse whenever it considers that such action is in the best interests of the Company and of its stockholders, whether by reason of changes in tax laws, a “Change in Control” as defined in the Plan, or otherwise.

Dividends on Restricted Stock. Recipients of restricted stock have the right to receive dividends declared and other distributions paid with respect to such stock as the same are declared and paid to stockholders with respect to the Common Stock and Class A Common Stock generally.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes information concerning restricted stock granted to the named executive officers in the fiscal year ended October 31, 2014. Grants in fiscal 2014 were based on performance in the preceding year.

			All Other Stock Awards:
			Number of Shares of Stock				Grant Date Fair Value of Stock Awards
Name	Grant Date	Approval Date (1)	Common Stock		Class A Common Stock		Common Stock $		Class A Common Stock $

Willing L. Biddle	01/02/2014	12/11/2013	100,000	(2)	2,500	(2)	$1,560,000	(3)	$45,800	(4)
John T. Hayes	01/02/2014	12/12/2013	—		8,500	(5)	—		$155,720	(4)
Charles J. Urstadt	01/02/2014	12/12/2013	50,000	(5)	2,000	(5)	$780,000	(3)	$36,640	(4)
Stephan A. Rapaglia	01/02/2014	12/12/2013	—		14,000	(6)	—		$256,480	(4)
Thomas D. Myers	01/02/2014	12/12/2013	—		11,000	(5)	—		$201,520	(4)

(1)	As discussed in the “Compensation Discussion and Analysis” section above, the Compensation Committee determines the award for the CEO. For other executive officers, the Compensation Committee makes recommendations to the Board of Directors for final action.

(2)	Stock subject to this award is scheduled to vest nine years after the date of grant.

(3)	Calculated in accordance with ASC Topic 718. The price on the grant date was $15.60 per share.

(4)	Calculated in accordance with ASC Topic 718. The price on the grant date was $18.32 per share.

(5)	Stock subject to this award is scheduled to vest five years after the date of grant.

(6)	9,000 shares of stock subject to this award are scheduled to vest five years after the date of grant; the remaining 5,000 shares are scheduled to vest ten years after the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information concerning the outstanding equity awards held by each of the named executive officers as of October 31, 2014.

		Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (1)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (2)
Name	Grant Date	Common Stock		Common Stock	Class A Common Stock		Class A Common Stock

Willing L. Biddle	1/3/2005	100,000	(3)	$1,838,000	5,000	(3)	$108,150
	1/3/2006	100,000	(4)	$1,838,000	5,000	(4)	$108,150
	1/2/2007	60,000	(4)	$1,102,800	5,000	(4)	$108,150
	1/2/2008	95,000	(4)	$1,746,100	5,000	(4)	$108,150
	1/2/2009	95,000	(4)	$1,746,100	5,000	(4)	$108,150
	1/4/2010	100,000	(5)	$1,838,000	5,000	(5)	$108,150
	1/3/2011	100,000	(5)	$1,838,000	2,500	(5)	$54,075
	1/3/2012	100,000	(5)	$1,838,000	2,500	(5)	$54,075
	1/2/2013	100,000	(5)	$1,838,000	2,500	(5)	$54,075
	1/2/2014	100,000	(5)	$1,838,000	2,500	(5)	$54,075

John T. Hayes	1/4/2010	—		$—	6,500	(7)	$140,595
	1/3/2011	—		$—	6,500	(6)	$140,595
	1/3/2012	—		$—	6,500	(6)	$140,595
	1/2/2013	—		$—	6,500	(6)	$140,595
	1/2/2014	—		$—	8,500	(6)	$183,855

Charles J. Urstadt	1/3/2005	75,000	(3)	$1,378,500	6,250	(3)	$135,188
	1/4/2010	75,000	(7)	$1,378,500	5,000	(7)	$108,150
	1/3/2011	75,000	(6)	$1,378,500	2,500	(6)	$54,075
	1/3/2012	75,000	(6)	$1,378,500	2,500	(6)	$54,075
	1/2/2013	75,000	(6)	$1,378,500	2,500	(6)	$54,075
	1/2/2014	50,000	(6)	$919,000	2,000	(6)	$43,260

Stephan A. Rapaglia	1/4/2010	—		$—	5,000	(7)	$108,150
	1/3/2011	—		$—	6,500	(6)	$140,595
	1/3/2012	—		$—	6,500	(6)	$140,595
	1/2/2013	—		$—	6,500	(6)	$140,595
	1/2/2014	—		$—	5,000	(4)	$108,150
	1/2/2014	—		$—	9,000	(6)	$194,670

Thomas D. Myers	1/3/2005	—		$—	12,500	(3)	$270,375
	1/3/2006	—		$—	15,000	(4)	$324,450
	1/4/2010	—		$—	11,000	(7)	$237,930
	1/3/2011	—		$—	11,000	(6)	$237,930
	1/3/2012			$—	11,000	(6)	$237,930
	1/2/2013	—		$—	11,000	(6)	$237,930
	1/2/2014	—		$—	11,000	(6)	$237,930

(1)	Market value based on closing price of Common Stock on October 31, 2014 of $18.38 per share.

(2)	Market value based on closing price of Class A Common Stock on October 31, 2014 of $21.63 per share.

(3)	Restricted Stock that vested on January 3, 2015

(4)	Restricted Stock award scheduled to vest ten years after the grant date.

(5)	Restricted Stock award scheduled to vest nine years after the grant date.

(6)	Restricted Stock award scheduled to vest five years after the grant date.

(7)	Restricted Stock that vested on January 4, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information for each of the named executive officers concerning restricted stock awards that vested in the fiscal year ended October 31, 2014. The value realized is based on the closing price of $15.60 per Common share and $18.32 per Class A Common share on the vesting date.

	Stock Awards Common Stock				Stock Awards Class A Common Stock
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)		Number of Shares Acquired on Vesting		Value Realized on Vesting ($)

Willing L. Biddle	93,750	(1)	$1,462,500	(2)	6,250	(1)	$114,500	(3)
John T. Hayes	—		$—		6,000	(4)	$109,920	(3)
Charles J. Urstadt	156,250	(5)	$2,437,500	(2)	11,250	(6)	$206,100	(3)
Stephan A. Rapaglia	—		$—		3,000	(4)	$54,960	(3)
Thomas D. Myers	—		$—		18,500	(7)	$341,000	(8)

(1)	Shares granted on January 2, 2004 that vested on January 2, 2014.

(2)	Market value based on closing price of Common Stock on January 2, 2014 of $15.60 per share.

(3)	Market value based on closing price of Class A Common Stock on January 2, 2014 of $18.32 per share.

(4)	Shares granted on January 2, 2009 that vested on January 2, 2014.

(5)	Includes 81,250 shares granted on January 2, 2004 and 75,000 shares granted on January 2, 2009, all of which vested on January 2, 2014.

(6)	Includes 6,250 shares granted on January 2, 2004 and 5,000 shares granted on January 2, 2009, all of which vested on January 2, 2014.

(7)	Includes 7,500 shares granted on January 2, 2004 and 10,000 shares granted on January 2, 2009, all of which vested on January 2, 2014, and 1,000 shares granted on March 5, 2009 that vested on March 5, 2014.

(8)	Market value for 17,500 shares based on closing price of Class A Common Stock on January 2, 2014 of $18.32 per share; and market value for 1,000 shares based on closing price of Class A Common Stock on March 5, 2014 of $20.40 per share.

NON-QUALIFIED DEFERRED COMPENSATION

Beginning in November 1996, the Company established the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (as amended, the “Original Plan”). In response to changes required by the American Jobs Creation Act of 2004, in December 2004 the directors voted to freeze the Original Plan and adopted a new Excess Benefit and Deferred Compensation Plan, effective January 1, 2005 (the “Current Plan”). The Company made required distributions to participants in the Original Plan through December 31, 2013 when the last required distribution was made. There no longer are any assets in the Original Plan.

Since January 2005, the Company has maintained the Current Plan. The Current Plan is intended to provide eligible employees with benefits in excess of the amounts that may be provided under the Company’s 401(k) Plan and to provide such employees with the opportunity to defer receipt of a portion of their compensation. Participation is limited to those employees who earn above a certain limit, $260,000 for 2014. The Current Plan provides that a participant is credited with an amount equal to the contributions that would have been credited to the participant if the applicable compensation limitation under the 401(k) Plan did not apply.

Amounts credited under the Current Plan vest under the same rules as under the 401(k) Plan. In addition, each participant may elect to defer receipt of a portion of his or her compensation until a later date. Amounts credited under the Current Plan are increased with interest at a rate set from time to time by the Compensation Committee. For the fiscal year ended October 31, 2014, the Company paid interest on deferred compensation accounts at a rate based upon the rate of interest applicable to United States Five Year Treasury Notes. Alternatively, eligible participants in the Current Plan may elect to have all or a portion of their deferred compensation accounts invested in the Company’s Class A Common Stock, Common Stock, or such other securities as may be purchased by the Plan trustees in their discretion. At a date selected by a participant when a deferral election is made, or following a participant’s retirement or severance of employment with the Company, amounts in the Current Plan attributable to such participant are paid either in a lump sum or over a period of up to ten years, based upon a previously made election by the participant. In the event of a change in control (as defined in each Plan), the Compensation Committee may in its discretion accelerate the payment of benefits under the Current Plan.

The Current Plan provides for a trust to hold funds allocated under the Plan. Members of the Compensation Committee act as trustees of the trust.

The table below provides information on the non-qualified deferred compensation of each of the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals in Last FY ($)	Aggregate Balances at Last FYE ($)

Willing L. Biddle	$—	$3,323	$2,245	$—	$49,919
John T. Hayes	$—	$—	$—	$—	$—
Charles J .Urstadt	$—	$1,750	$5,094	$—	$108,694
Stephan A. Rapaglia	$—	$—	$—	$—	$—
Thomas D. Myers	$—	$—	$1,271	$—	$28,060

POTENTIAL PAYMENTS ON TERMINATION AND CHANGE IN CONTROL

Termination Absent a Change in Control

The Company does not have employment agreements with any of the named executive officers. Employment is “at will” and generally upon termination of employment, except in the event of death or disability, the employee is not entitled to any severance, cash compensation, medical or other benefits, whether termination is with or without cause. In the event of termination of employment due to death or disability, any unvested restricted stock would become fully vested. For Messrs. Biddle, Hayes, Urstadt, Rapaglia, and Myers the value of their unvested restricted stock as of October 31, 2014 was $18,326,200, $746,235, $8,260,323, $832,755, and $1,784,475, respectively (see table at page 30). With respect to Mr. Urstadt only, since he has attained the age of 65, some of his unvested restricted stock would continue to vest following his voluntary retirement, as if retirement had not occurred, while other grants of restricted stock would be forfeited in the event of his voluntary retirement prior to the end of the applicable vesting period. Grants that would continue to vest are contingent upon his agreement, for the balance of the applicable vesting period, not to accept employment or provide services to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping centers in the Company’s Metropolitan Statistical Area. The value of unvested restricted stock that Mr. Urstadt would be eligible to receive, had voluntary retirement occurred as of October 31, 2014, is $1,513,688.

Termination following a Change in Control

The Company has entered into Change in Control Agreements (“Agreements”) with each of the NEOs. Under their respective Agreements, each of the NEOs would be entitled to certain termination benefits in the event that his employment is terminated for Good Reason or by the Company for any reason other than for Cause, within eighteen months following a Change in Control. Each of the Change in Control Agreements has an indefinite term. Generally, termination for Good Reason includes, but is not limited to, voluntary termination of employment by the named executive officer within 180 days following the occurrence of any of the following: (i) a change in the NEO’s authority, duties or responsibilities which represents a material diminution in his authority, duties or responsibilities prior to the Change in Control; (ii) a material reduction in the NEO’s base salary below the level that existed preceding the Change in Control; (iii) a relocation of the NEO outside a 50 mile radius of the NEO’s work site at the date such agreement was signed; (iv) the sale or other disposition by the Company of more than 50% of the assets of the Company over which the NEO has authority to any “person” as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended; or (v) other material breach by the Company of the terms of the Change in Control Agreement. Termination for Cause means termination of employment by the Company because of dishonesty, conviction of a felony, gross neglect of duties, or conflict of interest which, in the case of gross neglect or conflict of interest, continues for thirty days after written notice by the Company to the employee requesting cessation of such gross neglect or conflict.

Termination Benefits

In the event a named executive officer becomes eligible for termination benefits as provided above, such benefits would include the following: (i) a cash payment, to be made within forty-five days after such termination, equal to 12 months of the NEO’s base salary (exclusive of any bonus or other benefit) in effect at the date of the Change in Control; and (ii) the Company would be obligated to maintain, for a period of twelve months after termination (the “Benefits Period”), all life insurance, disability, medical and other benefit programs to which the NEO and his family were entitled at the date of the Change in Control or, in the event the continued participation of the NEO and his family in such programs is not possible, to arrange for similar benefits. The termination benefits also would include a lump sum cash payment to the NEO within forty-five days of such termination in lieu of Company contributions on behalf of the NEO to which the NEO otherwise would be entitled during the Benefits Period under the Company’s Profit Sharing and Savings Plan. In the event of a named executive officer’s termination of employment following a Change in Control, the Compensation Committee has the authority to accelerate the time at which restrictions will lapse or to remove any restrictions applicable to awards of restricted stock under the Company’s Restricted Stock Award Plan.

The table below sets forth the compensation payable to each of the named executive officers in the event of termination following a Change in Control. The amounts are estimates only and assume that a Change in Control occurred on October 31, 2014. Actual amounts to which the NEO would be entitled would depend upon his actual compensation, value of benefits, and restricted stock outstanding as of the date of the Change in Control.

Termination of Employment in Connection with Change in Control

Name	Cash Compensation	Continuation of Medical and Insurance Benefits (1)	Other Benefits (2)	Acceleration of Equity Awards (3)	Total Termination Benefits

Willing L. Biddle	$340,000	$19,565	$17,000	$18,326,200	$18,702,765
John T. Hayes	$220,000	$17,814	$11,000	$746,235	$995,049
Charles J. Urstadt	$250,000	$20,772	$12,500	$8,260,323	$8,543,595
Stephan A. Rapaglia	$220,000	$16,992	$11,000	$832,755	$1,080,747
Thomas D. Myers	$220,000	$20,638	$11,000	$1,784,475	$2,036,113

(1)	Represents an estimate of the cost to provide for one year continued life insurance, disability, medical and other benefit programs in which the named executive officer is participating or to which he is entitled.

(2)	Represents a cash payment to the named executive officer in lieu of Company contributions on behalf of the NEO under the Company’s Profit Sharing and Savings Plan.

(3)	Under the Company’s Restricted Stock Award Plan the Compensation Committee administers the Plan and has the authority to accelerate the time at which the restrictions will lapse or to remove any such restrictions upon the occurrence of a Change in Control. Amounts in the table assume that any restrictions upon vesting have been removed.

DIRECTOR COMPENSATION

For the year ended October 31, 2014, other than Messrs. Biddle and C.J. Urstadt, each director received an annual retainer of $25,000, compensation of $1,900 for each Board of Directors meeting and each committee meeting attended in person and compensation of $1,000 for each Board of Directors meeting and each committee meeting attended telephonically. The Chairmen of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual retainer of $3,700. The Compensation Committee also awarded each non-employee director 1,000 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock. At its meeting in December 2014, the Committee considered compensation for the directors and voted to leave unchaged the foregoing fees for the ensuing fiscal year. Messrs. Biddle and C.J. Urstadt, who are officers and full-time employees of the Company, do not receive separate compensation for service as directors or committee members.

The compensation table below summarizes the compensation paid to non-employee members of the Board of Directors during the fiscal year ended October 31, 2014.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($)	Total ($)

Kevin J. Bannon	$44,600		$18,320	—	$62,920
Catherine U. Biddle	$37,100		$15,600	—	$52,700
E. Virgil Conway	$38,400	(2)	$18,320	—	$56,720
Robert R. Douglass	$44,500	(3)	$18,320	—	$62,820
Richard Grellier	$44,600		$18,320	—	$62,920
George H.C. Lawrence	$37,000		$18,320	—	$55,320
Robert J. Mueller	$48,300	(4)	$18,320	—	$66,620
Charles D. Urstadt	$36,300		$15,600	—	$51,900

(1)	As described under Director Compensation above, the Compensation Committee awarded each non-employee director 1,000 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock. Except for Catherine U. Biddle and Charles D. Urstadt, each of whom elected to receive such award in restricted Common Stock, all of the directors elected to receive such award in restricted Class A Common Stock. The value of each award was computed in accordance with ASC Topic 718 and is based upon the closing price of the applicable stock on the grant date ($15.60 per share for Common Stock and $18.32 per share for Class A Common Stock).

(2)	Includes additional retainer of $3,700 that Mr. Conway received as Chair of the Compensation Committee.

(3)	Includes additional retainer of $3,700 that Mr. Douglass received as Chair of the Governance Committee.

(4)	Includes additional retainer of $3,700 that Mr. Mueller received as Chair of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the SEC. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from November 1, 2013 through October 31, 2014, its directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that George H.C. Lawrence inadvertently failed to timely report on a Form 5 for fiscal 2013 gifts that he made of 2,600 shares of Class A Common stock, but later reported the gifts on a Form 5 filing for fiscal 2014.

SOLICITATION OF PROXIES AND VOTING PROCEDURES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its affiliates may solicit proxies by personal interview, facsimile transmission or telephone and will not receive additional compensation for such services. Arrangements will be made with banks, brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to beneficial owners of Class A Common Shares and Common Shares and the Company will reimburse such parties for reasonable expenses incurred in connection therewith.

The presence, either in person or by properly executed proxy, of a majority of the Company’s outstanding Class A Common Shares and Common Shares is necessary to constitute a quorum at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote and each Class A Common Share outstanding on the Record Date entitles the holder thereof to 1/20 of one vote. An automated system administered by Broadridge Investor Communications Services tabulates the votes.

The election of the directors and the ratification of the appointment of the Company’s independent registered public accounting firm each requires the affirmative vote of a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting. In each case, abstentions will be the equivalent of negative votes and broker non-votes will have no effect with respect to such proposals, since any Class A Common Shares or Common Shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

Each of the Proposals presented to the stockholders at the Annual Meeting is being presented as a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

AVAILABLE INFORMATION

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2014 (which is not part of the Company’s proxy soliciting materials) has been made available to the stockholders over the Internet or mailed to the Company’s stockholders with or prior to this proxy statement. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to stockholders upon request to:

Thomas D. Myers, Secretary
Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, CT 06830

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the Charters for each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website at http://www.ubproperties.com.

CONTACTING THE BOARD OF DIRECTORS

Stockholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Stockholders and other interested parties also may direct communications solely to the independent directors of the Company by addressing such communications to the independent directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

OTHER MATTERS

The directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the Meeting in accordance with the Articles of Incorporation, the persons named as proxies will vote on them in accordance with their best judgment to the extent permitted by applicable laws and regulations.

The Company encourages, but does not require, that members of its Board of Directors attend the Annual Meeting of stockholders. All of the Company’s ten directors attended the Annual Meeting of Stockholders held on March 26, 2014.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2016 Annual Meeting of stockholders by utilizing Rule 14a-8 under the Exchange Act must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the Company’s proxy statement for such Annual Meeting. Such proposals must be received by the Company by October 15, 2015.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2016 Annual Meeting of stockholders without complying with Rule 14a-8 or who intends to make a nomination for election to the Company’s Board of Directors at the 2016 Annual Meeting of stockholders must comply with certain advance notification requirements set forth in the Company’s bylaws. The Company’s bylaws provide, in part, that any proposal for stockholder action, or nomination to the Board of Directors, proposed other than by the Board of Directors, must be received by the Company in writing, together with specified accompanying information, at least 75 days prior to an annual meeting in order for such action to be considered at the meeting. The year 2016 Annual Meeting of stockholders currently is anticipated to be held on March 23, 2016. Therefore, any notice of intent to consider other matters and/or nominees, and related information, must be received by the Company by January 8, 2016. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

You are urged to follow the instructions for voting contained in the Notice Regarding Availability of Proxy Materials or, if you received a paper copy of the Proxy Materials, to date, sign and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting, even if you plan to attend the meeting in person. If you desire to vote your shares in person at the meeting, your proxy may be revoked. If you are receiving a printed copy of the proxy materials, a pre-addressed and postage paid envelope has been enclosed for your convenience in returning the proxy card.

YOUR PROXY IS IMPORTANT
WHETHER YOU OWN FEW OR MANY SHARES.
PLEASE VOTE AS SOON AS POSSIBLE.

URSTADT BIDDLE PROPERTIES INC. 321 RAILROAD AVENUE GREENWICH, CT 06830
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M81059-P58618 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

URSTADT BIDDLE PROPERTIES INC. The Board of Directors recommends a vote "FOR" each of the Proposals.		For All	Withhold All	For All Except

1.	Election of Directors	☐	☐	☐

	Nominees to serve for three years: 01) Catherine U. Biddle 02) Robert R. Douglass 03) George H.C. Lawrence 04) Charles J. Urstadt				To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line above.
						For	Against	Abstain

2.	To ratify the appointment of PKF O'Connor Davies, a division of O'Connor Davies, LLP, as the independent registered public accounting firm of the Company for one year.					☐	☐	☐

Each Proposal is a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

Please sign name(s) exactly as shown. When there is more than one holder, each should sign. When signing as an attorney, administrator, guardian, trustee or other fiduciary, please add your title as such. Joint owners each should sign personally. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, stating his or her title or authority.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M81060-P58618

URSTADT BIDDLE PROPERTIES INC.
Annual Meeting of Stockholders
March 25, 2015 2:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Willing L. Biddle and Thomas D. Myers, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and vote all Class A Common Stock or Common Stock, as applicable, of Urstadt Biddle Properties Inc. (the "Company") held of record as of the close of business on January 26, 2015, at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 2:00 p.m. EDT on Wednesday, March 25, 2015 at Six Landmark Square, 9th Floor, Stamford, Connecticut 06901, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted (i) FOR the election of four Directors of the Company, as set forth in Proposal 1, and (ii) FOR the ratification of the appointment of PKF O'Connor Davies, a division of O'Connor Davies, LLP, as the independent registered public accounting firm of the Company for one year, as set forth in Proposal 2. In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting.

Continued and to be signed on reverse side